Exhibit 10.1

Xun Energy, Inc.

December 9, 2010

Global Energy Acquisitions, LLC

1806 N. Flamingo Road, Suite 351

Pembroke Pines, Florida, 33028

Attention: Mr. Bryan Mendes, President

Re: Letter of Intent - To purchase 51% Gross Royalty Interest in up to 500 Producing Wells in an entity to be formed

Dear Mr. Mendes;

This letter of intent (“Letter”) confirms our understanding and sets forth an outline of certain preliminary terms of a proposed transaction (“Transaction”) between Xun Energy, Inc., a Nevada corporation (“PURCHASER”) and Global Energy Acquisitions, LLC, a Florida limited liability company and/or its affiliates (“SELLER”). In this Letter, PURCHASER and SELLER are sometimes collectively called the “Parties,”

Upon execution of this Letter by the Parties, it is intended that this Letter will provide a framework for the Parties to enter into a Definitive Agreement (as defined below). Any obligation to proceed with the Transaction as outlined herein is expressly subject, among other things, to the execution and delivery of a written Definitive Agreement by the Parties. It is expressly understood and agreed by the Parties that the provisions contained in paragraph 1 and its subparagraphs of this Letter are an expression of interest only and are not binding; provided however, that the provisions contained in Sections 5, 6, 7, 10, 11, 12, and 15 hereof shall be binding on the Parties notwithstanding the termination of this Letter for any reason (“Binding Provisions”).

1.  TRANSACTION

1.

WHEREAS, SELLER owns One Hundred percent (100%) of the shares of an entity to be formed and incorporated under the laws of a state to be determined (“CORP”) for the purpose of exploring, developing, operating, investing in, acquiring, expanding, selling, managing, and financing, directly or indirectly oil and gas properties, oil and gas commodities produced from such properties, and any gas pipeline gathering system related to such properties, and the development, acquisition, and improvement of technology, know-how, trade secrets, and other intellectual property and rights therein; and

2.

WHEREAS, SELLER has a Master Agreement with its drilling partner and operator (“AFFILIATES”) which allows SELLER to receive a sixty-two and six tenths percent (62.6%) of seventy one and 875 hundreds percent (71.875%) royalty based on revenues per producing well and AFFILIATES to receive a thirty-seven and four tenths percent (37.4%) of seventy one and 875 hundreds percent (71.875%) royalty based on revenues per producing well; and

3.

WHEREAS, AFFILIATES have exclusive drilling rights to approximately 60,000 + acres of oil and gas bearing properties with landowners in central and south central Kentucky and Tennessee whereby AFFILIATES will receive 100% of the net revenues after the landowner’s royalty fee which will be between twelve and one half percent (12.5%) and twenty-eight and 1/8 percent (28.125%) and applicable transportation costs, per producing well; and

4.

WHEREAS, CORP has a contract with SELLER for 100% of SELLER’s sixty-two and six tenths percent (62.6%) of seventy one and 875 hundreds percent (71.875%) royalty based on revenues up to 500 producing wells on the 60,000 + acres that AFFILIATES have various agreements/leases on the oil and gas bearing properties with landowners in the State of Kentucky whereby AFFILIATES will receive 100% of the net revenues after the landowner’s royalty fee which will be between twelve and one half percent (12.5%) and twenty-eight and 1/8 percent (28.125%) and applicable transportation costs, per producing well; and

5.

SELLER requires the assistance of the PURCHASER in order to finance, explore, develop, market, and sell the products and services of CORP; and

6.

WHEREAS, the PURCHASER is desirous of purchasing from SELLER a 51% interest in CORP to finance, explore, develop, market, and sell its products and services upon the terms and conditions hereinafter set out; and

7.

WHEREAS, Bryan Mendes is the President of SELLER; and

8.

WHEREAS, the Parties will promptly, subject to the terms and conditions of this Letter; pursue negotiations of the specific terms of the Definitive Agreement. The Parties agree that PURCHASERS’s counsel shall prepare an initial draft of the Definitive Agreement. The execution of any such Definitive Agreement would be subject to the satisfactory completion of the PURCHASER’s ongoing investigation of the CORP’s assets, and would also be subject to approval by the respective Parties’ boards of directors no later than January 17, 2011. Based on the information currently known to PURCHASER, it is proposed that the Definitive Agreement, with an effective date of January 31, 2011, include the following terms:

a.

Basic Transaction

SELLER agrees to sell and/or assign Fifty One percent (51%) of the interest of the CORP (“SELLER’S INTEREST”) to PURCHASER at the price set forth in Paragraph 1b below. The closing of this Transaction (the “Closing”) would occur as soon as possible after the satisfaction or waiver of all other closing conditions; but in no event later than January 31, 2011. The Parties shall endeavor to structure the Transaction so that it will minimize the Parties’ tax liability under the Internal Revenue Code.

b.

Purchaser Share Price

PURCHASER and SELLER agree that the value of the PURCHASER SHARES will be a minimum of USA Seventy five Cents (USA$0.75) per PURCHASER SHARE or the average of the five (5) day closing price prior to January 31, 2011.

c.

Purchase Price

PURCHASER and SELLER agree that the Purchase Price for the Fifty One percent (51%) of the interest of the CORP shall be 51% of the Third Party Valuation for the 100% of SELLER’s sixty-two and six tenths percent (62.6%) of seventy one and 875 hundreds percent (71.875%) royalty based on revenues up to 500 producing wells on the 60,000 + acres that AFFILIATES have various agreements/leases on the oil and gas bearing properties with landowners in the State of Kentucky whereby AFFILIATES will receive 100% of the net revenues after the landowner’s royalty fee which will be between twelve and one half percent (12.5%) and twenty-eight and 1/8 percent (28.125%) and applicable transportation costs, per producing well.

d.

Option to Purchase

PURCHASER will have the option to purchase the remaining 49% interest in the CORP from SELLER on a “first right of refusal basis.”

e.

Third Party Valuation

SELLER will have an Independent Third Party prepare a Valuation Report for the Oil and Gas interest in CORP. PURCHASER and SELLER shall share the cost responsibility with regards to the Third Party report.

f.

Delivery of Financial Statements

SELLER will have delivered to PURCHASER the Financial Statements for CORP which financial statements will include audited financial statements for the period ended December 31, 2010, prepared in accordance with GAAP and audited by an independent auditor registered with the Public Company Accounting Oversight Board in the United States.

g.

Redemptions and Transfers

PURCHASER agrees to redeem a portion of the issued and outstanding shares of common stock owned by any officer, director or affiliate thereof and no officer, director or affiliate of PURCHASER proportionate to the shares issued to the SELLER plus a redemption of one hundred million shares (100,000,000) owned by director Peter Matousek.

h.

Other Terms

The SELLER will make comprehensive representations and warranties to PURCHASER and will provide comprehensive covenants, indemnities and other protections for the benefit of PURCHASER. The consummation of the Transaction by the PURCHASER would be subject to the satisfaction of various conditions, including the condition that SELLER shall be authorized by the Board of Directors to assign SELLER’S INTEREST to PURCHASER and that all appropriate federal and state securities laws and regulations shall be complied with by the PURCHASER and SELLER.

i.

Definitive Agreements.

The Parties will consult with their respective attorneys, accountants, investment bankers and other professional advisors, as they deem necessary and appropriate, for the purpose of negotiating and entering into a definitive agreement setting forth the rights and obligations of the Parties with respect to the Transaction (the “Definitive Agreement”), together with any other necessary or appropriate agreements or instruments.

2.  ACCESS

During the period from the date this Letter is signed by the Parties (the “Signing Date”) until the date on which SELLER provides PURCHASER with written notice that negotiations toward a Definitive Agreement are terminated (the “Termination Date”), CORP will afford full and free access to their personnel, properties, contracts, books and records, and all other documents and data during business hours and upon reasonable notice by the PURCHASER.

3.  CONDUCT OF BUSINESS

During the period from the Signing Date until the earlier of the Termination Date or the execution of a Definitive Agreement, PURCHASER will operate its business in the ordinary course and agree to refrain from entering into any transactions, unless otherwise approved by the SELLER, in writing, such approval shall not unreasonably withheld.

4.  CONDITIONS TO CONSUMMATION

The consummation of the Transaction shall be subject, among other things, to:

a.

Completion of the due diligence satisfactory to the SELLER and PURCHASER, respectively, in its sole discretion;

b.

Receipt of all necessary consents and approvals of governmental entities and any other third parties;

c.

Execution and delivery of the Definitive Agreement approved by the Board of Directors of the SELLER and PURCHASER;

d.

Clearance by the Securities and Exchange Commission of the Company’s proxy statement for use in connection with a special meeting of shareholders relating to the Transaction, if applicable;

e.

Approval of the principal terms of the Transaction by the affirmative vote of holders of the necessary outstanding shares of PURCHASER Common Stock (pursuant to the Company’s articles of incorporation, bylaws or state statute) at a duly held special meeting of shareholders, if applicable;

f.

Approval of the principal terms of the Transaction by the affirmative vote of holders of the necessary outstanding shares of the capital stock of PURCHASER and SELLER (pursuant to the Company’s articles of incorporation, bylaws or state statute) at a duly held special meeting of shareholders, if applicable;

g.

Compliance with all other applicable laws and regulations, including blue sky laws, and the absence of a “stop order” or an injunction seeking to prevent the Transaction;

h.

Absence of any material adverse change in the business, financial condition, assets, prospects or operations of the PURCHASER since the effective date of the Definitive Agreement (or other such date(s) as the Parties may agree).

5.  CONFIDENTIALITY

Except as and to the extent required by law, the PURCHASER may not directly or indirectly disclose, or use, and will direct its officers, directors, agents or representatives not to disclose or use to the detriment of the SELLER, or directly or indirectly for or to the benefit to the PURCHASER any Confidential Information (as defined below) furnished, or to be furnished, by the SELLER or their respective representatives at any time or in any manner whatsoever other than in connection with its evaluation of the Transaction proposed in this Letter. For purposes of this Paragraph, “Confidential Information” means any information about the SELLER stamped “confidential” or identified in writing as such to the PURCHASER promptly following its disclosure, unless such information becomes publicly available through no fault of the PURCHASER or its officers, directors, agents or representatives, (a) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction, or (b) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the SELLER or termination of this Letter, the PURCHASER will promptly return to the SELLER or destroy any and all Confidential Information in its possession and certify in writing to the SELLER that it has done so.

6.  DISCLOSURE

Except as and to the extent required by law, without the prior written consent of the SELLER, PURCHASER will direct its officers, directors, agents or representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this Letter. If PURCHASER is required by law to make any such disclosure, it must first provide to the SELLER the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

7.  COSTS

The Parties will be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Transaction.

8.  CONSENTS

During the period from the Signing Date until the earlier of the Termination Date or the execution of a Definitive Agreement, the Parties will cooperate with each other and proceed, as promptly as is reasonably practical, to obtain all consents of third parties necessary in order to consummate the Transaction.

9.  ENTIRE AGREEMENT

The Binding Provisions constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties.

10.  GOVERNING LAW

The Binding Provisions will be governed by and construed under the laws of the State of Florida.

11.  JURISDICTION: SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter may be brought against any of the parties in the courts of the State of Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.  TERMINATION

The Binding Provisions will automatically terminate on January 31, 2012 and may be terminated earlier upon written notice by SELLER to PURCHASER for any reason whatsoever or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of PURCHASER for breach of any of the Binding Provisions prior to the termination. Upon termination, the parties will have no further obligations hereunder, except as stated in Paragraphs 5, 6, 7, 10, 11, 12, and 15 of this Letter, which will survive any such termination.

13. ASSIGNMENT

Prior to Closing, SELLER may assign its interest in or under this Agreement or in the SHARES without the prior written consent of the PURCHASER.

14. COUNTERPARTS

This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

15.  NO LIABILITY

Paragraph 1 and its subparagraphs of this Letter do not constitute and will not give rise to any legally binding obligation on the part of the SELLER and PURCHASER. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Transaction, or relating to the negotiation of the terms of the Transaction or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the SELLER and PURCHASER.

If you are in agreement with the foregoing, please sign and return one copy of this Letter, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,

Xun Energy, Inc.

By: /s/ Peter Matousek

Peter Matousek,

Its: President

Duly executed and agreed as to the Binding Provisions on December 9, 2010.

Global Energy Acquisitions, LLC

By: /s/ Mr. Bryan Mendes

Mr. Bryan Mendes

Its: President